Exhibit 99.1
Press Release
Craftmade International, Inc.
September 24, 2008

FOR IMMEDIATE RELEASE

For Further Information:
C. Brett Burford	Hala Elsherbini
Chief Financial Officer	Halliburton Investor Relations
(972) 393-3800, ext. 166	(972) 458-8000
investorrelations@craftmade.com	hala@halliburtonir.com
Craftmade International Announces Net Sales and Earnings Results
For Its Fiscal 2008 Fourth Quarter and Year End
COPPELL, TEXAS, September 24, 2008 – Craftmade International, Inc. (Nasdaq: CRFT) today reported the following results for its fourth quarter and fiscal year ended June 30, 2008:
Fiscal Year 2008 Consolidated Results
Net income for the current fiscal year was $2,112,000, compared to net income of $5,911,000 for the 2007 fiscal year. On a fully diluted basis, net income per share was $0.39 for the 2008 fiscal year, compared to $1.14 for the 2007 fiscal year. Weighted average diluted shares outstanding for the current fiscal year were 5,451,000, versus 5,206,000 for the 2007 fiscal year.
Net sales for the fiscal year increased $34,240,000, or 33.1%, to $137,590,000, compared to $103,350,000 reported in the last fiscal year. This increase was due to the acquisition of Woodard, LLC, partially offset by declines in ceiling fans, lighting and accessories sales.
“Overall the slowing of housing-related demand affected our business through the 2008 fiscal year.” commented J. Marcus Scrudder, Craftmade’s Chief Executive Officer. “Despite market challenges during the year, we executed on strategic initiatives to diversify our product offering with less reliance on the housing environment. The successful acquisition of Woodard has significantly broadened the Company’s offerings to include outdoor patio furniture, opened new channels and outlets for existing Craftmade products and created avenues for cross selling both existing and new products. Additionally, we continue to introduce innovative and distinctive products that reflect emerging consumer trends, including new lighting fixtures and the expansion of our outdoor living products marketed through our existing channels and our recently opened showroom at the Merchandise Mart in Chicago.

Press Release
Craftmade International, Inc.
September 24, 2008

Gross Profit; Selling, General and Administrative (“SG&A”) Expense and Interest Expense
Gross profit of the Company as a percentage of net sales was 25.4% for fiscal year 2008, compared to 31.2% in fiscal year 2007, a decline of 5.9%. This was primarily due to increased sales of Woodard products that carry a lower gross margin.
Total SG&A expenses of the Company increased $6,966,000 to $28,117,000 for the fiscal year ended June 30, 2008, compared to $21,151,000, for the prior year. The increase was primarily due to the acquisition of Woodard, LLC.
Interest expense slightly increased by $48,000 to $1,489,000 for the year ended June 30, 2008, compared to $1,441,000 for the prior year.
Minority interest expense decreased $215,000 to $1,292,000 for the fiscal year ended June 30, 2008, compared to $1,507,000 for the same period in the previous fiscal year. The decrease in minority interest resulted from lower profits at Design Trends as a result of the decline in net sales.
Fiscal Year 2008 Segment Results
Although Craftmade continues to be organized by customer base into two operating segments, as of June 30, 2008 these segments have been re-named to be more descriptive. The segment formerly identified as “Craftmade” will now be referred to as “Specialty” and the segment formerly identified as “TSI” will be referred to as “Mass.”
Net sales of the Specialty segment increased $14,953,000, or 25%, to $74,878,000, compared to $59,925,000 reported in the last fiscal year. This increase was primarily due to increased sales from the Woodard acquisition of $24,110,000 partially offset by a decrease of $9,157,000, or 15.3%, of ceiling fan and lighting sales.
Net sales of the Mass segment increased $19,287,000, or 44.4%, to $62,712,000, compared to $43,425,000 reported in the last fiscal year. Additional sales from the Woodard acquisition were $31,251,000 which was partially offset by a decrease of $11,964,000, or 27.6%, of lighting and accessories sales.
Fiscal 2008 Fourth Quarter Results
Net income for the quarter ended June 30, 2008 was $373,000, compared to net income of $1,794,000 for the quarter ended June 30, 2007. On a fully diluted basis, net income per share was $0.07 for the quarter ended June 30, 2008, compared to $0.34 for the comparable year-ago period.
Net sales for the quarter ended June 30, 2008 were $39,122,000, compared to $26,169,000 in the prior year quarter, representing an increase of 49.4%. The increase in sales was due to $19,514,000 in incremental sales from the acquisition of Woodard, offset by a $6,561,000 decline in ceiling fan, lighting and accessory sales primarily due to the decline of the overall housing market.

Press Release
Craftmade International, Inc.
September 24, 2008

Gross profit as a percentage of net sales was 26.0%, compared to 30.0% for the same quarter last year.
Income from operations for the quarter ended June 30, 2008, decreased 47.1% to $1,185,000 as compared to $2,242,000, in the prior year quarter.
“We believe Craftmade has established a strong foundation for long-term growth by redefining and expanding our core competencies, establishing a new manufacturing presence and creating new opportunities to sell our diverse product lines. We continue to find opportunities to increase efficiencies with the integration of Woodard, which we expect to begin realizing in the second half of the 2009 fiscal year. We are just starting to capitalize on cross-selling initiatives with product lines between brands and sales channels, which we believe will be a growth opportunity for us in the future. We are committed to creating a stronger Company and generating long-term shareholder value,” concluded Mr. Scrudder.
Conference Call
A conference call to discuss the Company’s results for the fiscal year ended June 30, 2008 is scheduled for today at 10:00 a.m. Central Time (11:00 a.m. Eastern Time). Interested participants should dial (877) 261-8990 a few minutes before the start time and reference confirmation code 22594192. Additionally, a replay of the earnings conference call will be available after the completion of the call through October 1, 2008, and can be accessed by dialing (888) 843-8996 and referencing confirmation code 22594192. A webcast of the conference call can also be accessed by visiting the Company’s website at www.craftmade.com.
Founded in 1985, Craftmade International, Inc. is engaged in the design, manufacturing, distribution and marketing of a broad range of home décor products, including proprietary ceiling fans, lighting products and outdoor furniture. The Company distributes its premium products through a network of independent showrooms and mass retail customers through its headquarters and distribution facility in Coppell, Texas and manufacturing plant in Owosso, Michigan. More information about Craftmade International, Inc. can be found at www.craftmade.com.
Various statements in this Press Release or incorporated by reference herein, in future filings with the SEC, in press releases, and in oral statements made by or with the approval of authorized personnel constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on current expectations and are indicated by words or phrases such as “may,” “will,” “should,” “could,” “might,” “expects,” “plans,” “anticipates,” “believes,” “estimates,” “projects,” “predicts,” “forecasts,” “intends,” “potential,” “continue,” and similar words or phrases and involve known and unknown risks, uncertainties and other factors which may cause actual results, performance or achievements to be materially different from the future results, performance or achievements expressed in or implied by such forward-looking statements. These forward-looking statements include statements or predictions regarding among other items: revenues and profits; gross margin; customer concentration; customer buying patterns; sales and marketing expenses; general and administrative expenses; pricing and cost reduction activities; income tax provision and effective tax rate; realization of deferred tax assets; liquidity and sufficiency of existing cash, cash equivalents, and investments for near-term requirements; purchase commitments; product development and transitions; competition and competing technology; outcomes of pending or threatened litigation; and financial condition and results of operations as a result of recent accounting pronouncements. These forward-looking statements are based largely on expectations and judgments and are subject to a number of risks and uncertainties, many of which are beyond our control. Significant factors that cause our actual results to differ materially from our expectations are described in our Form 10-K under the heading of “Risk Factors.” We undertake no obligation to publicly update or revise these Risk Factors or any forward-looking statements, whether as a result of new information, future events or otherwise.

Press Release
Craftmade International, Inc.
September 24, 2008

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)

	Fiscal Year Ended
	June 30,	June 30,	June 30,
	2008	2007	2006
Net sales	$137,590	$103,350	$118,054
Cost of goods sold	(102,677)	(71,059)	(82,585)

Gross profit	34,913	32,291	35,469

Selling, general and administrative expenses	(28,117)	(21,151)	(19,895)
Depreciation and amortization	(869)	(799)	(594)

Total operating expenses	(28,986)	(21,950)	(20,489)

Income from operations	5,927	10,341	14,980

Interest expense, net	(1,489)	(1,441)	(1,184)
Other income	140	—	—

Income before income taxes and minority interest	4,578	8,900	13,796
Provision for income taxes	(1,174)	(1,482)	(3,266)

Income before minority interests	3,404	7,418	10,530
Minority interests	(1,292)	(1,507)	(3,430)

Net income	$2,112	$5,911	$7,100

Earnings per share data:

Basic weighted average common shares outstanding	5,450	5,204	5,201

Diluted weighted average common shares outstanding	5,451	5,206	5,211

Basic Earnings per share	$0.39	$1.14	$1.37

Diluted Earnings per share	$0.39	$1.14	$1.36

Cash dividends declared per common share	$0.36	$0.48	$0.48

Press Release
Craftmade International, Inc.
September 24, 2008

CRAFTMADE INTERNATIONAL, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS
(In thousands)

	June 30,	June 30,
	2008	2007
ASSETS
Current assets
Cash	$1,269	$928
Accounts receivable, net	23,644	18,082
Inventories, net	22,420	18,076
Income taxes receivable	1,485	1,376
Deferred income taxes	1,332	1,251
Prepaid expenses and other current assets	2,574	1,003

Total current assets	52,724	40,716

Property and equipment, net	11,060	8,379
Goodwill	14,419	13,644
Other intangibles, net	1,300	1,502
Other assets	2,457	510

Total non-current assets	29,236	24,035

Total assets	$81,960	$64,751

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities
Book overdrafts	$182	$48
Accounts payable	8,411	5,903
Other accrued expenses	3,329	2,472
Current portion of long-term obligations	507	264

Total current liabilities	12,429	8,687

Non-current liabilities
Long-term obligations	27,759	18,938
Deferred income taxes	1,117	1,107

Total non-current liabilities	28,876	20,045

Total liabilities	41,305	28,732

Minority interests	3,562	3,495

Stockholders’ equity
Preferred stock, $1.00 par value, 2,000,000 shares authorized; nil shares issued	—	—
Common stock, $0.01 par value, 15,000,000 shares authorized; 9,704,420 and 9,703,420 shares issued, respectively	102	97
Additional paid-in capital	22,215	17,831
Retained earnings	52,902	52,722
Less: treasury stock, 4,499,920 common shares at cost	(38,126)	(38,126)

Total stockholders’ equity	37,093	32,524

Total liabilities, minority interests and stockholders’ equity	$81,960	$64,751